As filed with the Securities and Exchange Commission on January 7, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3 Registration Statement

Under the Securities Act of 1933

CRAY INC.

(Exact name of registrant as specified in its charter)

WASHINGTON (State or other jurisdiction of incorporation or organization)	93-0962605 (IRS Employer Identification No.)

411 First Avenue South
Suite 600
Seattle, WA 98104-2860
(206) 701-2000 (telephone)
(206) 701-2500 (facsimile)
(Address, including zip code, and telephone and facsimile numbers, including area code, of principal executive offices)

Kenneth W. Johnson, Vice President-Legal
Cray Inc.
411 First Avenue South
Suite 600
Seattle, WA 98104-2860
(206) 701-2000 (telephone)
(206) 701-2500 (facsimile)
(Name, address, including zip code, and telephone and
facsimile numbers, including area code, of agent for service)

Copy to:
L. John Stevenson, Jr.
Stoel Rives LLP
One Union Square, 36th Floor
Seattle, WA 98101-3197
(206) 624-0900 (telephone)
(206) 386-7500 (facsimile)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after this registration statement becomes effective

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to

Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
of Securities Registered	Registered (1)	Offering Price Per Share (2)	Aggregate Offering Price (2)	Registration Fee

Common Stock, $.01 par value	150,000 shares	$7.54	$1,131,000	$105

(1)  Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of common stock as may be issuable upon exercise of the common stock purchase warrant described herein pursuant to the provisions thereof regarding adjustment for stock dividends, stock splits or similar events.

(2)  The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby are calculated in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices on January 3, 2003, as reported on the Nasdaq National Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS, Subject to Completion, dated January 7, 2003.

CRAY INC.

150,000 shares of common stock

     These shares of common stock are issuable upon exercise of the common stock purchase warrant owned by the selling shareholder listed on page 2 and are being offered and may be sold from time to time by it.

     The selling shareholder may sell the shares at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol “CRAY.” On January 6, 2003, the last sales price for our common stock was $7.65 share.

     THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE “FACTORS THAT COULD AFFECT FUTURE RESULTS” CONTAINED IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDING SEPTEMBER 30, 2002, AND IN OUR FUTURE FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________ ___, 2003

OUR BUSINESS
USE OF PROCEEDS
SELLING SHAREHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
LIMITATION OF LIABILITY AND INDEMNIFICATION
INFORMATION INCORPORATED BY REFERENCE
AVAILABLE INFORMATION
SIGNATURES
EXHIBIT INDEX
EXHIBIT 4.1
EXHIBIT 5
EXHIBIT 23.1

     You should rely only on information contained or incorporated by reference in this prospectus. See “Information Incorporated by Reference” on page 6. Neither we nor the selling shareholder has authorized any other person to provide you with information different from that contained in this prospectus.

     The shares of common stock are not being offered in any jurisdiction where the offering is not permitted.

OUR BUSINESS

     We design, build, sell and service high-performance computer systems, sometimes referred to as supercomputers. Our executive offices are located at Merrill Place, Suite 600, 411 First Avenue South, Seattle, WA 98104-2860, and our telephone number is (206) 701-2000.

USE OF PROCEEDS

     We will not received any proceeds from the sale of common stock offered by this prospectus. We will pay, however, substantially all of the expenses related to the registration of the common stock with the SEC.

SELLING SHAREHOLDER

     Pursuant to an agreement dated May 17, 2002, we issued a warrant to Patrick W. Grady, who subsequently assigned the warrant to the Grady Family Trust 1997, the selling shareholder, in exchange for Mr. Grady’s agreement to provide advice and assistance, as requested, on investment banking, management, equity formation and public markets. The warrant is exercisable for 150,000 shares of our common stock at an exercise price of $3.50 per share and expires on May 17, 2004. The warrant may also be exercised by means of a cashless exercise feature in which case we would not receive any proceeds upon exercise of the warrant. The exercise price and number of shares will be proportionately adjusted for any split in the outstanding shares of our common stock or a dividend on our common stock that is paid in common stock.

     As of January 7, 2003, the selling shareholder held no shares of our common stock. The shares covered by this prospectus include only the shares of common stock issuable to the selling shareholder upon the exercise of the warrant described above. All of the shares covered by this prospectus are being sold for the account of the selling shareholder. As of December 31, 2002, we had 56,039,216 shares of common stock outstanding.

Ownership After Offering
if All Shares Offered
	Shares		in Offering Are Sold
Selling	Owned Before	Shares Being
Shareholder	Offering (1)	Offered	Shares	Percent

The Grady Family Trust 1997	150,000	150,000	0	0

(1)  Consists of 150,000 shares issuable upon exercise of the warrant. Patrick W. Grady is the trustee of The Grady Family Trust 1997 and is deemed to beneficially own all shares held by The Grady Family Trust 1997.

     The selling shareholder has not had any material relationship with us or any of our affiliates within the past three years.

     Because the selling shareholder may wish to be legally permitted to sell its shares at any time it considers appropriate, we have agreed to file with the Securities and Exchange Commission, under the Securities Act of 1933, a registration statement on Form S-3, of which this prospectus forms a part, for the resale of the shares issuable upon exercise of the warrant, and have agreed to prepare and file amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares issuable upon exercise of the warrant are no longer required to be registered for sale by the selling shareholder.

PLAN OF DISTRIBUTION

     We are registering the shares covered by this prospectus for the selling shareholder. The selling shareholder or its respective pledgees, donees, transferees or other successors in interest may sell the shares in the over-the-counter market or in other transactions, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may also be sold by one or more of the following methods:

•	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker or dealer, as principal, in a market maker capacity or by other means and resale by the broker or dealer for its account under the terms of the prospectus;

•	ordinary brokerage transactions and transactions in which a broker solicits purchases;

•	privately negotiated transactions;

•	any combination of these methods of sale; or

•	any other legal method.

     We will pay the costs and fees of registering the shares, but the selling shareholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. We and the selling shareholder each have agreed to indemnify the other against specified liabilities, including liabilities arising under the Securities Act of 1933, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

     Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution of our common stock, the person engaged in the distribution generally may not purchase shares of our common stock. The selling shareholder is subject to applicable rules, regulations and provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholder and may affect the marketability of our common stock.

     The selling shareholder may negotiate and pay brokers or dealers commissions, discounts or concessions for their services. In making sales, brokers or dealers engaged by the selling shareholders may allow other broker or dealers to participate. However, the selling shareholder and any brokers or dealers involved in the sale or resale of the shares may qualify as underwriters within the meaning of section 2(a)(11) of the Securities Act of 1933. In addition, the brokers’ or dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act of 1933. If the selling shareholder qualifies as an underwriter, he will be subject to the prospectus delivery requirements of section 5(b)(2) of the Securities Act of 1933.

     The selling shareholder may also:

•	agree to indemnify any broker or dealer or agent against liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933;

•	transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell its shares under Rule 144 of the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     Upon notification by the selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required by Rule 424(b) under the Securities Act of 1933, disclosing the material terms of the transaction.

LEGAL MATTERS

     The validity of the common stock being offered will be passed upon by Kenneth W. Johnson, our Vice President – Legal and General Counsel. As of the date of this prospectus, Mr. Johnson held 42,167 shares of our common stock and options to purchase 460,000 shares of our common stock.

EXPERTS

     The financial statements incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our restated articles of incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, our directors will not be liable for monetary damages to us or our shareholders, excluding liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. Our restated bylaws provide that we will indemnify our directors and, by action of the board of directors, may indemnify our officers, employees and other agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by our directors, officers, employees or agents without authorization of the board of directors.

     We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 for directors, officers and controlling persons is against public policy as expressed in the Securities Act of 1933 and is not enforceable.

INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” our publicly-filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock covered by this prospectus are sold.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2001;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

3.	Our Definitive Proxy Statement for the 2002 Annual Meeting of Shareholders, as filed with the SEC on April 17, 2002;

4.	Our Current Reports on Form 8-K for the event of February 15, 2002, as filed on February 20, 2002; for the event of March 4, 2002, as filed on March 5, 2002; for the event of June 21, 2002, as filed on June 25, 2002; for the event on August 29, 2002, as filed on September 4, 2002; for the event of September 16, 2002, as filed on September 18, 2002; and for the event of December 31, 2002, as filed on January 3, 2003; and

5.	The description of our common stock set forth in our Registration Statement on Form SB-2 (Registration No. 33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Cray Inc., 411 First Avenue South, Suite 600, Seattle, Washington 98104-2860, telephone (206) 701-2000.

     The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. You should refer to the copy of such contract or other document filed as an exhibit to the Registration Statement.

     You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with information different from that contained in this prospectus.

     You should not assume that the information contained in this prospectus or the documents incorporated by reference is accurate only as of any date other the date on the front of this prospectus or those documents.

AVAILABLE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Information in the registration statement has been omitted from this prospectus as permitted by the Securities and Exchange Commission’s rules.

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy the Registration Statement and any other document that we file at the SEC’s public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

     Statements contained in this prospectus about the contents of any contract or other document referred to describe only those portions of the contract or document which are material. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The Company will pay all expenses in connection with the issuance and distribution of the securities being registered. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC fees):

SEC Registration fee	$105
Legal fees	$5,000
Accountanting Fees	$2,500
Miscellaneous	$395

Total	$8,000

Item 15. Indemnification of Officers and Directors.

     Article VII of the Company’s Restated Articles of Incorporation and Section 10 of the Company’s Restated Bylaws require indemnification of directors and permits the indemnification of officers, employees and agents of the Company to the fullest extent permitted by the Washington Business Corporation Act (the “Act”). Sections 23B.08.500 through 23B.08.600 of the Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act.

     Section 23B.08.320 of the Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Company’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Company and its shareholders.

Item 16. Exhibits.

4.1	Warrant issued to The Grady Family Trust 1997

5	Opinion on Legality

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of General Counsel (included in Exhibit 5)

24	Power of Attorney (included on signature page)

Item 17. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on January 7, 2003.

CRAY INC.

By:	/s/ James E. Rottsolk

James E. Rottsolk Chief Executive Officer

     Each of the undersigned hereby constitutes and appoints James E. Rottsolk, Burton J. Smith and Kenneth W. Johnson, and each of them, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and any other instruments or documents that said attorneys-in-fact and agents may deem necessary or advisable, to enable Cray Inc. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 7th day of January, 2003:

Signature and Title

/s/ James E. Rottsolk	/s/ Daniel J. Evans

James E. Rottsolk, Chairman of the Board and Chief Executive Officer	Daniel J. Evans, Director

/s/ Burton J. Smith	/s/ Stephen C. Kiely

Burton J. Smith, Director	Stephen C. Kiely, Director

/s/ Dean D. Thornton	/s/ Kenneth W. Kennedy, Jr.

Dean D. Thornton, Director	Kenneth W. Kennedy, Jr. Director

/s/ David N. Cutler	/s/ William A. Owens

David N. Cutler, Director	William A. Owens, Director

/s/ Scott J. Poteracki Scott J. Poteracki Chief Financial and Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description of Documents

4.1	Warrant issued to The Grady Family Trust 1997

5	Opinion on Legality

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of General Counsel (included in Exhibit 5)

24	Power of Attorney (included on signature page)